EXHIBIT 23.2



     We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated February 2, 1996, on the consolidated financial statements and schedule of Kinnard Investments, Inc. (the "Registrant"), which report, statements and schedule appear in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.



/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 28, 1996